Exhibit 99.1


                                   ARTICLE II

CONSENT OF STOCKHOLDERS IN LIEU OF MEETING. To the extent provided by any statute at the time in force, whenever the vote of stockholders at a meeting thereof is required or permitted to be taken for or in connection with any corporate action, by any statute, by the certificate of incorporation or by these by-laws, the meeting and prior notice thereof and vote of stockholders may be dispensed with if the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted shall consent in writing to such corporate action without a meeting.